UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(Amendment No. )

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

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☒	Soliciting Material under §240.14a-12

Warner Bros. Discovery, Inc.

(Name of Registrant as Specified In Its Charter)

Netflix, Inc.

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Filed by Netflix, Inc.

Pursuant to Rule 14a-12 under the

Securities and Exchange Act of 1934, as amended

Subject Company: Warner Bros. Discovery, Inc.

Commission File No.: 001-34177

Date: February 17, 2026

On February 17, 2026, Ted Sarandos, Co-Chief Executive Officer of Netflix, Inc. appeared on “Closing Bell; Overtime” with Julia Boorstin. A transcript of the interview can be found below.

Julia Boorstin: Mike, thanks so much and Ted thanks so much for having us here at Netflix.

Ted Sarandos: Thanks for coming.

Julia Boorstin: To talk about this big news, why does it make sense to give your competitor, Paramount Skydance, a week to negotiate with Warner Bros. if you already have a deal with them?

Ted Sarandos: Well, best if we start with where we’re at, which is we have the only signed deal with Warner Bros. to acquire Warner Bros. studios and Warner Bros. television studios and HBO. And that is a signed deal that we have. PSKY, Paramount have been making a ton of noise flooding the zone with confusion for shareholders, so they don’t really understand the deal, including floating all these hypothetical offers into, you know, and talking directly to the shareholders and bypassing the Warner Bros. Discovery board. So, we gave them the opportunity to go get those shareholders exactly what they deserve, which is complete clarity and certainty about what the value of these deals are. And what we’re certain is, is that the Netflix deal to acquire these assets is the best deal, creates, generates the best value for their shareholders, and they think so too, that’s why they recommended the deal and why they reiterated recommending that deal post this. So, give them seven days to put their money where their mouth is.

Julia Boorstin: So, part of all the disclosures and press releases and proxies filed this morning was also the news that a representative of Paramount Skydance had offered $31 per share, a dollar more than Paramount Skydance had previously offered for all of Warner Bros. You have the right to match any higher bid. How much more are you willing to pay?

Ted Sarandos: Well, that’s not something you typically do with a phone call, and I don’t want to get into hypotheticals of what we do, and of all these moves, let them make a move, and then we’ll see where the next step takes us.

Julia Boorstin: Given that Netflix’s stock price has dropped so much since you closed this deal in December, Mike just mentioned a 25% drop. Are you concerned that investors will sell off more if you end up offering more to get this deal done?

Ted Sarandos: These are things you should remember about us, we’ve been doing this for a long time. We have been incredibly disciplined buyers in our in our normal course of business. Meaning we’re pretty good at establishing what is the value for entertainment assets, audience relative to cost, all of those things, and remaining very disciplined in the process of doing that.

So this shouldn’t be any different than that. But again, as I said, when we came up with the offer on this, on this asset, the, this is a deal, we think that brings an enormous value to Warner Bros. Discovery shareholders. But even, as importantly, is growing the continuing to grow the entertainment business. The outcome of this deal is going to be very relevant to a lot of players. Meaning that if in our deal, we continue to operate Warner Bros. film and television studios pretty much like they’re running today, we continue to run HBO largely as it operates today, we continue to invest in growth in those organizations, we have a very healthy balance sheet and a very strong business, with or without this deal, to keep pushing forward with this. So, to me, our goal here is to make sure that folks know, take this seven days to figure out exactly where they stand, and then on March 20th, there is a vote and, and they will make the decision. And we’re confident that the Warner Bros. Discovery board, which continues to endorse this deal, and the shareholders will come to the same conclusion that this is the best value for Warner Bros. Discovery.

Julia Boorstin: Mike?

Mike Santoli: Ted, it’s Mike Santoli back in New York.

Ted Sarandos: Hey Mike.

Mike Santoli: Leaving aside, you know, sort of the how high would you go and whether you would counter this deal, are there elements of your current agreement that you’d be willing to revisit? Because, as you know, of course, PSKY has raised questions about this sort of debt adjustment element of the spinoff of the global networks business and how much debt is on there. In other words, a little bit of complexity around your deal and whether, in fact, those things could be reopened.

Ted Sarandos: Mike, let me restate this deal is not only the best deal for them, it is also the most simple deal. Shareholders will get $27.75 a share plus the value of Discovery Global. That is true. That was true from the very first filing. Again, PSKY flooding the zone with misinformation, creating a bunch of what ifs and scenarios that are very wild and even, even in any end of that range, let alone the top end of that range, the most likely outcome is there are no adjustment at all. Warner has been very clear that their intent is to maximize cash for the shareholders.

Mike Santoli: And just in terms of we mentioned, your share price obviously has been under pressure since the deal, but also related company share prices have also been weak without a deal. I note Spotify, so maybe this is the ebb and flow of the markets, but what are your investors telling you about whether in fact they’re pleased that you’re making this relatively, you know, big strategic move?

Ted Sarandos: Well, Mike, let me say this, we’ve just finished a great year. We said we were going to improve engagement, revenue and profit. We grew our revenue 16%, we grew our engagement by a couple of billion hours, including a 9% increase in the viewing of our originals, which is the jet fuel for our business. And we grew our operating income by 30%. So we had a great year and we guided to a great ‘26. I don’t think the market likes uncertainty much, and big deals like this create some, some level of uncertainty. One of the big drivers for us in getting this thing to a head is to get through this uncertainty.

Julia Boorstin: One of the questions that’s been lingering is this regulatory uncertainty. You testified before Congress. We reported on the wide range of questions you were asked. Fundamentally, critics are concerned that this deal could reduce choice, could reduce the amount of time movies are in theaters below 45 days, and could ultimately be bad for consumers. How do you address all of those concerns from your critics?

Ted Sarandos: Well, I’ve laid it out very clear. Our intent is to keep those businesses operating largely as they are today. Now, again, in contrast to the Paramount offer, you’re going to absolutely be collapsing two of the five major studios by one, and their output will drop. Now they promise again, a fanciful 30 movies a year, keeping in mind that all the studios have only released about 20 movies a year for some time now, for about five years. And what we want to do is we’re going to keep those films going and keep them in the theaters the same way they release them today. We’re buying a revenue stream in, from both their television studio and their theatrical distribution business, and their film studio and HBO that we want to keep intact and grow. So it’s in our best interest, obviously, to keep those things operating. But beyond that, our track record with the American public, with the world, has been to deliver more for less. And we’re going to keep doing that.

Julia Boorstin: So, the theater chains have raised concerns that your commitment to do a 45-day release in theaters may not last for that long. Maybe your deals with Warner Bros. could expire in 2 or 3 years. that could go by the wayside. How long are you committed to operating Warner Bros. studio as a standalone, separate entity with a very different distribution strategy than Netflix?

Ted Sarandos: Well, let’s take a look at the alternative. What Paramount has said is they’re going to try to de-lever their business once this deal is done. And remember, there are enormously over levered here. So, if they’re going to make the cuts that they’re talking about, they said explicitly $6 billion in cuts. It’s actually, when you do the math to try to get them to 2 to 3 times levered after this, after that proposal, it would be $16 billion in cuts. So that’s less movies, that’s collapsing two major studios down to one, that is putting together two large news organizations. This is a very complicated alternative to our very simple and good Netflix deal to buy those assets. And when I say that the regulatory one is, again, them flooding the site, flooding the zone with misinformation about regulatory risk. PSKY has does not have a faster regulatory path. I don’t know why the Ellisons would insinuate they have some inside track into the Department of Justice, but I can assure you they don’t. And in terms of our regulatory in Europe and around the world, we are known entities and trusted entities with all those players in Europe. And in fact, our deal, by not acquiring Discovery Global, we don’t disrupt the European broadcast system at all.

Julia Boorstin: When it comes to Netflix’s size and scope. When it comes to this paid streaming business, not what YouTube does, which is ad supported, but the paid streaming.

Ted Sarandos: You shouldn’t make that distinction. We compete on the battlefield that is the television. So people sit down, they pick up the remote control, they open up the home screen. There’s a bunch of apps and people choose what to watch. And YouTube sits right there with everybody else, and people choose to do it, and they pay for it sometimes with subscription, sometimes with advertising, same as Netflix and everybody else. It is part of a much bigger, more competitive landscape than it ever was before. So that narrow definition that you’re talking about—

Julia Boorstin: But it is, it is a complex landscape, and consumers have to decide where they’re going to spend their entertainment dollars. And there have been reports that the DOJ is expanding its investigation to look at the monopolization question. Is there a risk of a monopoly? How do you address those concerns when it comes to the streaming landscape?

Ted Sarandos: We have 9% of the television business. When we take when you include HBO, we’re going to grow to 10%. Today, YouTube is at 13% and growing very fast. So if you want to be equipped not to let big tech companies run away with the entertainment industry, you’ve got to be able to compete. So today, I’d say the business has never been more competitive and more diverse, and the way that consumers pay and the way they spend time is also increasingly diverse. And the great thing is there’s choice.

Julia Boorstin: And so as you have these conversations with the DOJ and these questions come up, are you concerned about how long this process might take, the regulatory process or the risk of it of the deal being blocked?

Ted Sarandos: Well, we don’t think there’s any grounds to block the deal. So we do of course, I wish it went faster, everybody does. But I also am glad that they’re being diligent. It’s really important that this process is meant for the protection of consumers and for industry, and to continue to grow. Now, since we started this is again, I’m going to compare and contrast. But when we started doing this a decade ago, since then, our productions have employed [150,000] jobs in the US. They have contributed $225 billion to the US economy. We’ve filmed in all 50 states. We’ve had 1,700 productions in 1,200 locations. And we’re right now investing $1 billion in New Jersey, again betting long on human creation and betting long on the US production economy.

Julia Boorstin: When you say human creation, I know you’re talking about AI, which I’ll get to in a bit, but I do have to ask about this question of capital allocation. Let’s say this deal does not go through. There are various reasons that might be the case. Would you look to do another acquisition, or would you start resuming share buybacks? How do you think about what you would do if this $83 billion deal doesn’t happen?

Ted Sarandos: Let’s stay on the course of this deal. And we’re committed and we’re confident this deal will close.

Julia Boorstin: I want to ask then about this question of how else you are thinking about spending your time and money. There have been a lot of concerns recently about AI, and most recently, ByteDance’s Seedance 2.0 released some videos that looked an awful lot like real actors, raising questions about the value of IP being denigrated by the power of these new generative AI tools. The MPAA told Seedance and ByteDance to pull back. You’re part of the MPAA. Netflix is part of the MPAA. How concerned are you about the threat that these generative AI tools pose?

Ted Sarandos: I think we have to be very careful about how much we act and overreact around technology changes in the tools. I think that it’s just as likely that AI tools supercharge creators’ ability to tell great stories than it far more likely that’s going to be the case than that they get displaced by these tools. I think they actually, in the hands of creators, they’ll be able to do things that have been in their wildest imagination forever, and be able to put it on screen in a way that consumers will love. I think that’s a very likely outcome, but it needs to be creator led.

Julia Boorstin: But so when you look at a video of an AI generated Tom Cruise fighting an AI generated Brad Pitt, does it make you concerned that your iconic franchises like Stranger Things could be effectively stolen or pirated and become fodder for other content that would then dilute the value of what Netflix is doing?

Ted Sarandos: I think actually what will happen is there’ll be a people will flee to quality. And I think when eventually when there’s a sea of AI slop out there, that actually AI plus IP becomes enormously valuable.

Julia Boorstin: And you’ve talked about using AI internally. Can you give us a sense of how much money you expect to save by using AI?

Ted Sarandos: Not today, because the tools are evolving very quickly. Mostly what you save is time. So there’s a lot of things that you used to, used to take a long time to do that you could do faster. We see that today in VFX tools, which have been supercharged by with AI tools. But where that’s possibly going, how fast that goes and what those savings are still being modeled.

Julia Boorstin: And then another big topic in Hollywood is sports rights. We’re coming off of the NBA All Star weekend. And Roger Goodell, commissioner of the NFL, there’s been a lot of reports he’s going to start renegotiating for NFL rights as early as this year. You’ve made some deals with NFL. You have some big games, including those Christmas day games. Are you interested in acquiring more NFL rights and sports rights in general?

Ted Sarandos: I think if the economics make sense, we’re always interested. And part of it is we’ve got to we like to have something that we can kind of own. So the way we can own Christmas day football and pack it with two great games and a halftime show in between to make it a full day of Christmas day entertainment that people look to Netflix for. That’s where I think we add value to the consumers and to and to the leagues.

Julia Boorstin: Before we let you go, what do you think the biggest misconception is about the difference between your offer and Paramount’s offer? Your dollar number is less, especially compared to $31 a share.

Ted Sarandos: Well, I think there’s a there’s a lot of misconceptions, which is why we went with the seven-day waiver so we can get those cleared up once and for all, get them to a last and final of what their deal really is and what it really isn’t. What we know our deal is, is good for shareholders. It will deliver an enormous amount of value for the Warner Bros. shareholders. We’ll keep the industry going on a very strong pace because we’re going to keep Warner Bros. running like it is today. We’re going to keep HBO running largely like it is today. We don’t have to have these enormous cuts to make this make sense. I mean, the idea of Paramount moving into that deal, this is something that everyone should be very, very focused and concerned on. Now, before, I think I would say the preference would be there would be no deal. I mean, I think that’s what the guilds would like, that’s what the unions would like. That’s what a lot of folks would like, no deal. But the Warner Bros. Discovery board has determined it was in their long-term best interest to sell these assets. So there is going to be a deal. So that’s why you have to look at these two deals and compare and contrast. One that’s going to keep the industry going and keep reinvesting with a healthy balance sheet. Now, media mergers don’t have a great history. I acknowledge that. In fact, if you looked at the Disney-Fox merger, they went from making 33 movies a year to making about 20. That’s a bad outcome. And that’s exactly what Paramount is proposing in their in their bid. What we’re doing is keeping them alive. We are investing in them at the at the rate that they’re producing films today, plus what we’re releasing for Netflix today and growing that business against a healthy balance sheet. And those jobs, that industry strength, that should be a concern for actors in the Screen Actors Guild, for directors in the DGA, for producers in the PGA, for Teamsters, and everyone who’s responsible for making these movies and television shows for people who love them around the world.

Julia Boorstin: Well, we’ll have to watch how this regulatory process plays out. And also the shareholder process, we have the seven-day negotiation that just started now between Paramount Skydance and Warner Bros. Discovery, and then there is, of course, that shareholder vote on March 20th. Ted Sarandos, thank you so much—

Ted Sarandos: Thank you.

Julia Boorstin: for joining us for this conversation on the heels of this big news.

Ted Sarandos: Thank you.

Julia Boorstin: Mike, back over to you.

Mike Santoli: All right, Julia, thanks to you both and Julia, thanks for bringing that to us.

Important Information and Where to Find It

In connection with the proposed transaction between Netflix and WBD, WBD filed a definitive proxy statement on Schedule 14A (the “Proxy Statement”) with the U.S. Securities and Exchange Commission (the “SEC”). The Proxy Statement was first mailed to WBD stockholders on or around February 17, 2026. Each of Netflix and WBD may also file with or furnish to the SEC other relevant documents regarding the proposed transaction. This communication is not a substitute for the Proxy Statement or any other document that Netflix or WBD may file with the SEC or mail to WBD’s stockholders in connection with the proposed transaction. INVESTORS AND SECURITY HOLDERS OF NETFLIX AND WBD ARE URGED TO READ THE PROXY STATEMENT, AS WELL AS ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED TRANSACTION OR INCORPORATED BY REFERENCE INTO THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO), BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION REGARDING NETFLIX, WBD, THE PROPOSED TRANSACTION AND RELATED MATTERS. Investors and security holders may obtain free copies of the Proxy Statement as well as other filings containing information about Netflix and WBD, without charge, at the SEC’s website, https://www.sec.gov. The documents filed by Netflix with the SEC also may be obtained free of charge at Netflix’s website at https://ir.netflix.net/home/default.aspx. The documents filed by WBD with the SEC also may be obtained free of charge at WBD’s website at https://ir.wbd.com.

Participants in the Solicitation

Netflix, WBD and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of WBD in connection with the proposed transaction under the rules of the SEC. Information about the interests of the directors and executive officers of WBD and other persons who may be deemed to be participants in the solicitation of stockholders of WBD in connection with the proposed transaction and a description of their direct and indirect interests, by security holdings or otherwise, is included in the Proxy Statement, which has been filed by WBD with the SEC. Information about WBD’s directors and executive officers is set forth in WBD’s proxy statement for its 2025 Annual Meeting of Stockholders on Schedule 14A filed with the SEC on April 23, 2025, WBD’s Annual Report on Form 10-K for the year ended December 31, 2024, and any subsequent filings with the SEC. Information about Netflix’s directors and executive officers is set forth in Netflix’s proxy statement for its 2025 Annual Meeting of Stockholders on Schedule 14A filed with the SEC on April 17, 2025, and any subsequent filings with the SEC. Additional information regarding the direct and indirect interests of those persons and other persons who may be deemed participants in the proposed transaction may be obtained by reading the Proxy Statement regarding the proposed transaction. Free copies of these documents may be obtained as described above.

Cautionary Statement Regarding Forward-Looking Statements

This document contains “forward-looking statements” within the meaning of the federal securities laws, including Section 27A of the U.S. Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on Netflix’s and WBD’s current expectations, estimates and projections about the expected date of closing of the proposed transaction and the potential benefits thereof, their respective businesses and industries, management’s beliefs and certain assumptions made by Netflix and WBD, all of which are subject to change. In this context, forward-looking statements often address expected future business and financial performance and financial condition, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “could,” “seek,” “see,” “will,” “may,” “would,” “might,” “potentially,” “estimate,” “continue,” “expect,” “target,” similar expressions or the negatives of these words or other comparable terminology that convey uncertainty of future events or outcomes. All forward-looking statements by their nature address matters that involve risks and uncertainties, many of which are beyond our control and are not guarantees of future results, such as statements about the consummation of the proposed transaction and the anticipated benefits thereof. These and other forward-looking statements, including the failure to consummate the proposed transaction or to make or take any filing or other action required to consummate the transaction on a timely matter or at all, are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed in any forward-looking statements. Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in such statements and, therefore, you should not place undue reliance on any such statements and caution must be exercised in relying on forward-looking statements. Important risk factors that may cause such a difference include, but are not limited to: (i) the completion of the proposed transaction on anticipated terms and timing, including obtaining stockholder and regulatory approvals, completing the separation of WBD’s Discovery Global business (“Discovery Global”) and Warner Bros. business, anticipated tax treatment, unforeseen liabilities, future capital expenditures, revenues, expenses, earnings, synergies, economic performance, indebtedness, financial condition, losses, future prospects, business and management strategies, expansion and growth of WBD’s and Netflix’s businesses and other conditions to the completion of the proposed transaction; (ii) failure to realize the anticipated benefits of the proposed transaction, including as a result of delay in completing the transaction or integrating the businesses of Netflix and WBD; (iii) Netflix’s and WBD’s ability to implement their business strategies; (iv) consumer viewing trends; (v) potential litigation relating to the proposed transaction that could be instituted against Netflix, WBD or their respective directors; (vi) the risk that disruptions from the proposed transaction will harm Netflix’s or WBD’s business, including current plans and operations; (vii) the ability of Netflix or WBD to retain and hire key personnel; (viii) potential adverse reactions or changes to business relationships resulting from the announcement, pendency or completion of the proposed transaction; (ix) uncertainty as to the long-term value of Netflix’s common stock; (x) legislative, regulatory and economic developments affecting Netflix’s and WBD’s businesses; (xi) general economic and market developments and conditions; (xii) the evolving legal, regulatory and tax regimes under which Netflix and WBD operate; (xiii) potential business uncertainty, including changes to existing business relationships, during the pendency of the proposed transaction that could affect Netflix’s or WBD’s financial performance; (xiv) restrictions during the pendency of the proposed transaction that may impact Netflix’s or WBD’s ability to pursue certain business opportunities or strategic transactions; (xv) failure to receive the approval of the stockholders of WBD; (xvi) the final allocation of indebtedness between WBD and Discovery Global in connection with the separation could cause a reduction to the consideration for the proposed transaction; (xvii) inherent uncertainties involved in the estimates and assumptions used in the preparation of financial projections, and inherent uncertainties involved in the estimates and judgments used to estimate the differences between WBD’s Global Linear Networks segment results and the expected results of Discovery Global; and (xviii) volatility or a decline in the market price for Discovery Global common stock following the separation. Discussions of additional risks and uncertainties are contained in Netflix’s and WBD’s filings with the SEC, including their Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, and the Proxy Statement filed by WBD in connection with the proposed transaction. While the list of factors presented here and in the Proxy Statement are considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on Netflix’s or WBD’s consolidated financial condition, results of operations or liquidity. Neither Netflix nor WBD assumes any obligation to publicly provide revisions or updates to any forward-looking statements, whether as a result of new information, future developments or otherwise, should circumstances change, except as otherwise required by securities and other applicable laws.